SAFETY COMPONENTS INTERNATIONAL, INC.

                                            Effective as of August 31, 1999

Mr. Jeffrey J. Kaplan
319 River Road
Grandview, New York 10960

Dear Mr. Kaplan:

     You have indicated to us and confirm by your signature below that you are resigning all positions as officer and/or director which you hold with Safety Components International, Inc. (the "Company") and any all subsidiaries of the Company effective August 31, 1999. Notwithstanding such resignation, we have agreed to provide you with certain severance benefits to which you would not otherwise be entitled, as set forth in this letter agreement. This letter agreement sets forth such benefits in connection with your resignation and in settlement of our respective rights and obligations relating to your employment.

     You understand that you will be receiving the termination payments discussed in this Letter Agreement as consideration for signing and returning the acknowledgment copy enclosed herewith, by which you also agree to abide by the other obligations described herein. You also understand and agree, by signing the acknowledgment copy of this Letter Agreement, that there are no other commitments, express or implied, by the Company to you (including any commitments contained in the Employment Agreement by and between the Company and you, dated as of February 15, 1997, and as amended on March 24, 1999 (the "Employment Agreement")) other than those set forth in this Letter Agreement.

1.   Termination Payments

     For the period from September 1, 1999 to August 31, 2000, the Company shall continue to pay to you your current salary payments (based on your current annual salary of $300,000 per year). Such payments shall be made on the same dates which you would have received salary payments in accordance with the Company's customary payroll practice had you remained employed by the Company. Such payments shall be subject to all applicable federal, state and local withholding taxes.

2.   Other Benefits

     (a) The Company will maintain in effect and pay the premiums for the short and long term disability benefits, the medical benefits, the dental benefits and the Exec-U-Care benefits currently being provided to you for a period of twelve
(12) months, commencing September 1, 1999.

     (b) The Company will pay the premiums for a life insurance policy currently being paid by the Company on your behalf providing death benefits in an amount equal to two million four hundred thousand dollars ($2,400,000), the beneficiary of which shall be designated by you, for a period of twelve months, commencing September 1, 1999.

     (c) The Company shall continue to pay the lease payments and associated automobile expenses consistent with the Employment Agreement through February 2000 with respect to the automobile currently leased by the Company on your behalf.

     (d) You will have three (3) years from the termination of your employment (i.e., until August 31, 2002) to exercise the stock options ("Options") granted to you pursuant to the Company's 1994 Stock Option Plan, to purchase an aggregate of 325,000 shares of the Company's common stock, par value $.01 per share. The Options were granted on the dates, in the amounts, at the exercise prices and are exercisable for the terms contained in the applicable stock option agreement (collectively, the "Stock Option Agreements") and set forth on
Schedule I attached hereto.

     (e) You shall continue to participate in each of the Company's 1998, 1999 and 2000 Stock Appreciation Rights Programs (the "SAR Programs") for the remainder of the term of each such SAR Program with respect to the 100,000 Stock Appreciation Rights (the "SARS") granted to you pursuant to the Company's Stock Appreciation Rights Award Plan. The SARS were granted on the dates, in the amounts, at the base prices and are exercisable based upon the terms contained in the stock appreciation rights agreements (the "SAR Agreements") previously entered into between the Company and you and set forth on Schedule II attached hereto, notwithstanding your resignation.

3.   Restrictive Covenants

     (a)  Non-Disclosure

     You acknowledge and agree that you had access to Confidential Information (as defined below) concerning the business of the Company and that all information pertaining to the prior, current or contemplated business of the Company (excluding (i) publicly available information (in substantially the form in which it is publicly available) unless such information is publicly available by reason of your unauthorized disclosure and (ii) information disclosed to you by a third party not under any confidentiality obligations to the Company), constitutes valuable and confidential assets of the Company. "Confidential Information" shall mean non-public information concerning the Company's financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, information relating to governmental relations, discoveries, practices, processes, methods, trade secrets, marketing plans and other non-public, proprietary and confidential information concerning the Company and its subsidiaries, customers and suppliers. You will hold all such information in trust and confidence for the Company and shall not use or disclose any such information to any entity or person; provided, however, that you may disclose such information if you are compelled to do so by legal process, after giving prompt notice to the Company so that it may seek protection of its confidential information. You agree that the covenant regarding confidential information contained in this Section 3(a) is a reasonable covenant under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenant is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. You agree that any breach of the covenant contained in this Section 3(a) would irreparably injure the Company. In addition to pursuing any other remedies it may have in law or in equity, the Company may obtain an injunction against you from any court having jurisdiction over the matter, restraining any further violation of Section 3(a).

     (b)  Non-Competition; Non-Solicitation

          (i) You hereby agree that, during the Non-Competition Period (as defined in Section 3.2(b)(iv) below), without the prior written consent of the Company, as the case may be: (i) you shall not, directly or indirectly, either as principal manager, agent, consultant, officer, director, greater than two (2 %) percent holder of any class or series of equity securities, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in or otherwise be connected with, any entity which is now or at the time, has material operations which are engaged in any business activity competitive (directly or indirectly) with the business of the Company (currently the manufacture and sale of (x) automotive airbag fabric and cushions and metal airbag components; (y) synthetic fabrics; and (z) military ordnance products) including, for these purposes, any business in which, at the termination of his employment, there was a bona fide intention on the part of the Company to engage in the future; and (ii) you shall not, on behalf of any competing entity, directly or indirectly, have any dealings or contact with any suppliers or customers of the Company.

          (ii) During the Non-Competition Period, Employee agrees that, without the prior written consent of the Company, as the case may be, (and other than on behalf of the Company), Employee shall not, on his own behalf or on behalf of any person or entity, directly or indirectly hire or solicit the employment of any employee who has been employed by the Company at any time during the one (1) year period immediately preceding such date of hiring or solicitation.

          (iii) The Employee and the Company agree that the covenants of non-competition and non-solicitation contained in this Section 3.2(b) are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. The Employee agrees that any breach of the covenants contained in this Section 3.2(b) would irreparably injure the Company, as the case may be. Accordingly, the Employee agrees that the Company, as the case may be, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against the Employee from any court having jurisdiction over the matter, restraining any further violation of this Section 3.2(b).

          (iv) The provisions of this Section 3.2(b) shall extend until August 31, 2000 (the "Non-Competition Period").

     (c)  Acknowledgments   Respecting    Confidentiality,    Non-Disparagement,
          Non-Competition and Non-Solicitation Covenants

          With respect to the covenants made by you and set forth in this Section (individually a "Covenant" or collectively the "Covenants"), you acknowledge and agree that:

          (i) the Covenants are in addition to any rights the Company may have at law or at equity; and

          (ii) it is impossible to measure in money the damages that will accrue to the Company. Therefore, in the event that you materially breach any Covenant hereunder, in addition to any other relief to which the Company may be entitled at law or at equity, you will forfeit your rights hereunder and the Company will be entitled to an injunction restraining you from violating any such Covenant. If the Company shall institute any action or proceeding to enforce any Covenant, you hereby waive the claim or defense that the Company has an adequate remedy at law and you agree not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law.

4.   General Release and Waiver

     (a) You agree to release, remise, acquit and discharge the Company and its subsidiaries, partners, agents, employees, consultants, independent contractors, attorneys, advisers, successors and assigns, jointly and severally, from any and all claims, known or unknown, which you, your heirs, successors, or assigns have or may have against any of such parties and any and all liability which any of such parties may have to you whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including but not limited to claims under the Employment Agreement, claims of discrimination under the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, Title VII of the United States Civil Rights Act of 1964, as amended, 42 U.S.C. Section 1981, or any other federal, New Jersey or other state or local law concerning wages, employment and discharge, any other law, rule, or regulation or workers' compensation or disability claim under any such laws. Notwithstanding any other provision of this Letter Agreement, this release is not intended to interfere with your right to file a charge with the U.S. Equal Employment Opportunity Commission in connection with any claim you believe you may have against the Company. However, by signing and returning the acknowledgment copy of this Letter Agreement, you agree to waive the right to recover damages in any proceeding you may bring before the U.S. Equal Employment Opportunity Commission or in any proceeding brought by the U.S. Equal Employment Opportunity Commission on your behalf. This release relates to claims arising from and during your employment relationship with the Company or as a result of the termination of such relationship. This release is for any relief, no matter how denominated, including but not limited to wages, back pay, front pay, tort claims, compensatory damages or punitive damages, in any such case whether or not such claims have been previously asserted by you. You further agree that you will not file or permit to be filed on your behalf any such released claim. This release shall not apply to the obligations set forth in this Letter Agreement or any other claims that may arise after the date on which you sign the acknowledgment copy of this Letter Agreement.

     (b) You expressly acknowledge that the termination payments being offered to you hereby constitute consideration for the foregoing release.

     (c) The Company agrees to release, remise, acquit and discharge you from any and all claims known to it, which it may have against you, whether
denominated  claims,  demands,  causes  of  action,   obligations,   damages  or
liabilities arising from and during your employment relationship with the Company or as a result of the termination of such relationship. The Company agrees not to file or permit to be filed on its behalf any such released claim. This release shall not apply to the obligations set forth in this Letter Agreement, claims not known to the Company or any other claims that may arise after the date on which you sign the acknowledgment copy of this Letter Agreement.

     (d) The Company expressly acknowledges that your releases hereunder constitute consideration for the foregoing release.

5.   Return of Company Property

     You represent that you have returned to the Company, and the Company represents that it has received, any of the Company's documents held by you as well as keys and company credit cards.

6.   Heirs and Assigns

     (a) This Letter Agreement is personal to you and, without the prior written consent of the Company, shall not be assignable by you otherwise than by will or the laws of descent and distribution.

     (b) The terms of this Letter Agreement shall inure to the benefit of and shall be binding on the Company and shall be binding upon and inure to the benefit of its respective successors and assigns.

7.   General Provisions

     (a) This Letter Agreement constitutes the entire understanding of the Company and you with respect to the subject matter hereof, and supersedes all prior understandings, written or oral, including the Employment Agreement and the proposed employment agreement by and between the Company and you, dated as of April 19, 1999, other than under the Stock Option Agreements and the SAR Agreements. The terms of this Letter Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. A failure of a party to insist on strict compliance with any provision of this Letter Agreement shall not be deemed a waiver of such provision or any other provision hereof. The invalidity of unenforceability of any provision of this Letter Agreement shall in no way affect the validity or enforceability of any other provision. In the event that any provision of this Letter Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     (b) This Letter Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Delaware without reference to the principles of conflicts of law.

     (c) The payments hereunder will not constitute compensation for any purpose under any retirement plan maintained by the Company.

     (d) In the event of any material breach of this Agreement (including a payment obligation), the nonbreaching party shall be relieved of its obligations hereunder. The prevailing party shall be entitled to reimbursement of its reasonable attorneys fees and court costs incurred in connection with any dispute under this Agreement.

     (e) The Company represents that this Agreement has been duly authorized and executed by an officer authorized to sign this Agreement on behalf of the Company.

     (f) This Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns.

     Upon your signature and return of this Letter Agreement, this Letter Agreement will be effective, enforceable and irrevocable.

                                              Sincerely,

                                             By:
                                                ----------------------------
                                                Name: Robert Zummo
                                                Title:   President

Agreed to and Accepted as of the date first above-written:

------------------
Jeffrey J. Kaplan

                                   Schedule I

  Number of Options        Grant Date           Exercise Price   Exercise Period
  -----------------        ----------           --------------   ---------------
       125,000           February 17, 1997          $11.50         10 years
       50,000            April 1, 1997              $10.00         10 years
       50,000            August 13, 1997           $12.125         10 years
       50,000            March 26, 1998            $14.125         10 years
       50,000            May 5, 1999                $5.125         10 years

                                   Schedule II

  Number of SARS        Grant Date              Base Price             Term
  --------------        ----------              ----------             ----
      20,000           April 1, 1997               $10.00            3 years
      40,000           March 30, 1998             $14.125            3 years
      40,000           March 29, 1999               $8.50            3 years